Exhibit 10.1

CHINA TRANSINFO TECHNOLOGY CORP.
INDEPENDENT DIRECTOR’S CONTRACT

THIS AGREEMENT (this “Agreement”) is made as of the 1st day of May, 2008 (the “Effective Date”) and is by and between China TransInfo Technology Corp., a Nevada corporation (hereinafter referred to as the “Company”) and Jay Trien (hereinafter referred to as the “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint the Director to fill an existing vacancy and to have the Director perform the duties of an independent director and the Director desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES. During the term, the Director shall provide those services required of an independent director under the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Nevada General Corporation Law, and as may be determined and assigned by the Board of Directors of the Company. The Director agrees to competently and diligently perform the duties required of him as the Director of the Company and make himself available to the Company at mutually convenient times and places. Such duties shall include, but shall not be limited to, duties as a member of the Audit Committee and such other committees as the Director may hereafter be appointed to at the reasonable request of the Board of Directors. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Nevada General Corporation Law and Chapter 78 of the Nevada Revised Statutes.

2. TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company (in the event the Director is appointed to fill a vacancy) or the date of the Director’s election by the stockholders of the Company and shall continue until the Director’s removal or resignation.

3. COMPENSATION. The Company will pay the Director a director’s fee of $30,000 per annum, payable in equal monthly installments, to be paid in advance on the first (1st) day of each month. This fee represents a retainer for services rendered as a member of the Company’s Board of Directors, and is in addition to any fees to which the Director may be entitled under guidelines and rules established by the Company from time to time for compensating non-employee directors for serving on, and attending meetings of, committees of its Board of Directors and the board of directors of its subsidiaries. In addition to the foregoing, within fifteen (15) business days of the Effective Date, the Director will be granted nonstatutory stock options for the purchase of 30,000 shares of common stock (the “Shares”). The option’s exercise price will be equal to the value determined by the Company on the date of grant. The options shall vest in equal installments (“Installments”) on a quarterly basis over a three-year period, such that the first Installment of 2,500 shares shall vest immediately on the grant date and each successive Installment shall vest on the first (1st) day of each quarter thereafter. The stock option grant shall be evidenced by a stock option agreement (the “Stock Option Agreement”) and the stock options will be subject to the terms and conditions of such Stock Option Agreement.

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for reasonable business related expenses incurred in good faith in the performance of the Director’s duties for the Company, including, but not limited to, all reasonable and necessary pre-approved travel, and other out-of-pocket business expenses incurred by Director in connection with the performance of his duties hereunder. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. Without limiting the foregoing, the Company shall reimburse the Director for all attorney’s fees incurred by Director with a maximum amount of $15,000 in connection with review of this Agreement, review of applicable Director’s and Officers Insurance Coverage policies and documents, and other legal matters in connection with Director’s acceptance of a position on the Board of Directors of the Company and execution of this Agreement.

5. CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

6. NON-COMPETE. During the term of this Agreement and for a period of six (6) months following the Director’s removal or resignation from the Board of Directors of the Company or any of its subsidiaries or affiliates (the “Restricted Period”), the Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company’s Business”) for the Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, stockholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s Business; provided, however, that the Director may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any person or entity which is listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s Business. In addition, during the Restricted Period, the Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates. For purposes of this Agreement, an entity is competitive with the Company’s Business if such entity is or is in the process of becoming a Geography Information Systems (“GIS”) application software and/or services provider. Director is a Certified Public Accountant and a partner in the accounting firm of Trien, Rosenberg, Rosenberg, Weinberg, Ciullo, & Fazzari LLP (The Trien Firm). The Non-Compete restrictions set forth in this Paragraph 6 shall not apply to any professional services performed by the Trien Firm or the Director in his capacity as Certified Public Accountant.

7. TERMINATION. With or without cause, the Company and the Director may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. If the Agreement is terminated by the Company for any reason, such termination shall have no effect on the Options granted to Director hereunder and, upon any such termination, all Options shall immediately vest, shall remain vested and shall be immediately exercisable. Nothing contained herein or omitted herefrom shall prevent the stockholder(s) of the Company from removing the Director with immediate effect at any time for any reason.

8. INDEMNIFICATION. In addition to, and not in limitation of, any and all rights of indemnification under the Company’s articles of incorporation, Bylaws, agreement (including, without limitation, the Indemnification Agreement executed herewith) or otherwise (including, without limitation, any insurance policies), the Company shall indemnify, defend and hold harmless the Director, to the fullest extent permitted by the law, from any and all loss, claim, damage or cause of action, including reasonable attorneys’ fees related thereto, incurred by the Director in the performance of his duties and obligations under this Agreement. This Section 8 shall survive the termination of this Agreement. The Company and the Director are executing the Indemnification Agreement in the form attached hereto as Exhibit A.

9. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission and if by fax to 86-10- 62637657.

11. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of New York without reference to that state’s conflicts of laws principles.

12. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

14. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

17. NOTICE OF MATERIAL CHANGE IN FINANCIAL CONDITION OF COMPANY. The Company shall notify Director in writing, at the earliest practicable time, of any material adverse change in the financial condition of the Company or of any other material event or condition that may require action by the Director in his capacity as an independent director or otherwise related to his duties as an independent director under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director’s Contract to be duly executed and signed as of the Effective Date.

CHINA TRANSINFO TECHNOLOGY CORP.

BY:	/s/ Shudong Xia
Name: Shudong Xia
Title: CEO and President

INDEPENDENT DIRECTOR

BY:	/s/ Jay Trien
Name: Jay Trien
Address: 112 West 56th Street New York, New York 10019-3835